Exhibit 99.1

Schlumberger Announces Second-Quarter 2016 Results

●	Revenue of $7.2 billion increased 10% sequentially
•	Acquisition of Cameron contributed revenue of $1.5 billion
●	EPS:
•	GAAP loss per share of $1.56
•	Excluding charges and credits, EPS of $0.23
•	Asset impairment, workforce reduction, and merger and integration charges totaled $1.79 per share
●	Cash Flow:
•	Cash flow from operations of $1.6 billion
•	Free cash flow of $0.9 billion
●	Quarterly cash dividend of $0.50 per share approved

London, July 21, 2016 – Schlumberger Limited (NYSE:SLB) today reported results for the second quarter of 2016.

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Jun. 30, 2016	Mar. 31, 2016	Jun. 30, 2015	Sequential	Year-on-year
Revenue	$7,164	$6,520	$9,010	10%**	-20%
Pretax operating income	$747	$901	$1,708	-17%	-56%
Pretax operating margin	10.4%	13.8%	19.0%	-340 bps	-854 bps
Net income (loss) (GAAP basis)	$(2,160)	$501	$1,124	-531%	-292%
Net income, excluding charges and credits*	$316	$501	$1,124	-37%	-72%
Diluted EPS (loss per share) (GAAP basis)	$(1.56)	$0.40	$0.88	-490%	-278%
Diluted EPS, excluding charges and credits*	$0.23	$0.40	$0.88	-43%	-74%

*	These are non-GAAP financial measures. See section entitled “Charges & Credits” for details.
**	Total revenue excluding the effects of the Cameron acquisition, which closed on April 1, 2016, declined 14% sequentially and 38% year-on-year.

Schlumberger Chairman and CEO Paal Kibsgaard commented, “In the second quarter market conditions worsened further in most parts of our global operations, but in spite of the continuing headwinds, we now appear to have reached the bottom of the cycle. As we continued to navigate this challenging environment, we again delivered robust pretax operating income, operating margin and free cash flow. This performance came as a result of our strong execution and in some cases at the expense of revenue, as we began shifting focus onto recovering our pricing concessions and high-grading our contract portfolio.

“Our second-quarter revenue increased 10% sequentially, reflecting a full quarter of activity from the acquired Cameron businesses that contributed $1.5 billion in revenue. On a pro forma basis, revenue decreased 12% sequentially with North America falling 20% due to the Canadian spring break-up and a 25% drop in the US land rig count, while international revenue decreased 9% due to weaker activity, continued pricing pressure, and a large-scale cutback in our operations in Venezuela. However, our wide geographical footprint and broad technology portfolio continued to offer unique advantages that helped to mitigate these effects.

“Among the business segments, second-quarter revenues from the Reservoir Characterization and Production Groups declined sequentially by 9% and 11%, respectively, on continued lower demand for exploration- and development-related products and services as E&P budgets were further reduced. Drilling Group revenue fell by 18%, impacted by the steep drop in rig count, particularly in North and Latin America. Cameron Group revenue decreased 6% sequentially on a pro forma basis due to declining project backlog and a further slowdown in activity in US land that impacted the short-cycle businesses.

“Pretax operating margin was maintained above 10% after a sequential drop of 340 basis points due to lower activity, pricing headwinds, an unfavorable activity mix and the significant reduction of our operations in Venezuela. Decremental operating margin on a sequential pro forma basis was limited to 38% as a result of solid cost and resource management while we continued to maintain our long-term capability. The margin decrease has been highest in the Drilling Group, where margin contracted by 649 bps to 8%. Sequentially, Production Group pretax operating margin fell 459 bps to 4%, Reservoir Characterization Group decreased 228 bps to 17%, and the Cameron Group posted a margin of 16%. Diluted earnings per share of $0.23, excluding charges and credits, was 43% lower sequentially.

“As a result of the weakness in activity that will persist through 2016 as expected, we have made another significant adjustment to our cost and resource base, including the release of more than 16,000 employees during the first half of 2016 and a further streamlining of our overhead, infrastructure, and asset base. This has led to $646 million in restructuring charges in the second quarter for the reduction in our workforce, as well as a non-cash $1.9 billion impairment charge for fixed assets, inventory, and multiclient seismic data. We also recognized $335 million in merger and integration charges relating to the Cameron acquisition.

“As the downturn has developed, we have changed our focus from managing decremental margins to further strengthening market share where we have seen a significant increase in our tender wins. As oil prices have nearly doubled from their lows of January 2016, we are now shifting our focus to recover the temporary pricing concessions that have been made, and to renegotiate contracts with limited promise of longer-term financial viability.

“At the same time, the effects of the cuts that we have seen in E&P spending are now clearly visible in falling oil production, and with demand remaining strong, we are heading more rapidly towards an increasing negative gap between global supply and demand for oil. This will require significant capability and capacity to reverse, and without pricing recovery the service industry will be challenged to deliver.

“As we have navigated this downturn, we have made a series of moves that position us well for the inevitable market recovery. Our balance sheet remains strong in spite of the investments we have made in our business and the cash that we have returned to our shareholders. We have expanded our technology portfolio, not only by the major acquisition of Cameron International, but also by a series of smaller acquisitions that are enabling the development of new integrated drilling and production technologies that will further lower cost per barrel. And we have leveraged the opportunities of transformation to create significant competitive advantage and steadily improve our intrinsic performance.

“Whatever shape the recovery takes, service pricing must rise while respecting the need for operators to control their costs in what will likely be a medium-for-longer oil price environment. This provides an opportunity to share the additional value that can be mutually created through collaboration and integration. We will therefore continue to develop the way in which we operate as a company as well as the nature of the work that we undertake, making sure we remain at the forefront of an industry that increasingly needs fundamental change.”

Other Events

During the quarter, Schlumberger repurchased 0.4 million shares of its common stock at an average price of $72.77 per share for a total purchase price of $31 million.

On April 1, 2016, Schlumberger completed its merger with Cameron International Corporation (Cameron). The transaction combines two complementary technology portfolios in a pore-to-pipeline products and services offering. The merger creates technology-driven growth by integrating Schlumberger reservoir and well expertise with Cameron wellhead and surface equipment, flow control, and processing technology. This combination will result in the industry’s first complete drilling and production systems, which will be enabled by Schlumberger expertise in instrumentation, data processing, control software, and system integration.

On June 1, 2016, Schlumberger announced the acquisition of Saltel Industries, an engineering, manufacturing and service company that offers expandable patches and steel packers to the oil and gas industry. These technologies will be integrated into products and services within the Production Group.

On June 2, 2016, Schlumberger announced the acquisition of Omron Oilfield and Marine, Inc. (Omron Oilfield). Omron Oilfield designs, manufactures, sells, and provides aftermarket services for automated drive and control systems, power houses, and drillers’ cabins. The Company expects that this acquisition will accelerate a number of Schlumberger well construction and production projects, including future land rig designs.

On June 23, 2016, Schlumberger closed the acquisition of coiled tubing drilling and coiled tubing units from Xtreme Drilling and Coil Services Corp. (Xtreme). Xtreme operates coiled tubing drilling units in Saudi Arabia.

On July 20, 2016, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on October 14, 2016 to stockholders of record on September 7, 2016.

Geographic Revenue

Second-quarter revenue of $7.2 billion increased 10% sequentially with North America and International revenue increasing 19% and 8%, respectively. This included a full quarter of activity from the acquired Cameron businesses, which contributed revenue of $0.6 billion in North America and $1.0 billion internationally.

	(Stated in millions)
As reported	Three Months Ended		Change
	Jun. 30, 2016	Mar. 31, 2016	Sequential
North America	$1,737	$1,464	19%
Latin America	1,007	1,280	-21%
Europe/CIS/Africa	1,948	1,698	15%
Middle East & Asia	2,404	2,002	20%
Eliminations & other	68	77

	$7,164	$6,520	10%

North America revenue	$1,737	$1,464	19%
International revenue	$5,359	$4,979	8%

The following table and commentary is presented on a pro forma basis assuming that Cameron was acquired January 1, 2016.

	(Stated in millions)
Pro forma - including Cameron in Q1 2016	Three Months Ended		Change
	Jun. 30, 2016	Mar. 31, 2016	Sequential
North America	$1,737	$2,165	-20%
Latin America	1,007	1,353	-26%
Europe/CIS/Africa	1,948	2,096	-7%
Middle East & Asia	2,404	2,456	-2%
Eliminations & other	68	79

	$7,164	$8,148	-12%

North America revenue	$1,737	$2,165	-20%
International revenue	$5,359	$5,905	-9%

North America

North America pro forma revenue decreased 20% sequentially as a result of the Canadian spring break-up and the US land rig count decline of 25%. Land revenue fell 22% on lower activity in the Drilling and Cameron Groups, combined with continuing pricing pressure in the Production Group. While fracturing stage counts and active pressure pumping fleets increased more than 15% sequentially, an unfavorable job and technology mix, combined with pricing pressure, more than offset the increase in volume. North America offshore revenue decreased 17%, mainly due to lower Drilling Group activity, although this was partially offset by higher WesternGeco multiclient seismic license fees.

International Areas

International pro forma revenue declined 9% sequentially due to customer budget cuts, continued pricing pressure, activity disruptions, and the scaling back of operations in Venezuela.

Pro forma revenue in the Latin America Area declined 26% sequentially, mainly due to scaling back of operations in Venezuela. Activity in the rest of the Area continued to decline, particularly in the Mexico & Central America and Brazil Geomarkets, as land and offshore rig counts fell due to customer budgetary constraints. In addition, integrated project work decreased in Mexico as campaigns ended and rigs were demobilized. The Drilling Group saw the largest drop in the Area, while the decline in Production Group revenue was partially offset by robust Schlumberger Production Management (SPM) operations.

Europe/CIS/Africa Area pro forma revenue decreased 7% sequentially, mainly in the Nigeria & Gulf of Guinea, Central & West Africa, and Angola GeoMarkets where rig counts declined and projects ended. Norway & Denmark GeoMarket revenue declined due to seasonal maintenance shutdowns. Russia and Central Asia revenue increased, however, as activity recovered after the winter slowdown and the Russian ruble strengthened.

Middle East & Asia Area pro forma revenue declined 2% sequentially. This was mainly due to lower activity in the Asia Pacific region and Australia & Papua New Guinea GeoMarket and as a result of customer budget cuts and project completions, with the Drilling Group most affected by this decline. However, revenue from the China GeoMarket increased on higher Cameron Group activity. Revenue from the Middle Eastern GeoMarkets was essentially flat as increased activity for the Production and Reservoir Characterization Groups was offset by pricing concessions.

Reservoir Characterization Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Jun. 30, 2016	Mar. 31, 2016	Jun. 30, 2015	Sequential	Year-on-year
Revenue	$1,593	$1,747	$2,510	-9%	-37%
Pretax operating income	266	331	655	-20%	-59%
Pretax operating margin	16.7%	19.0%	26.1%	-228 bps	-943 bps
Decremental operating margin				43%	42%

Reservoir Characterization Group revenue was $1.6 billion, with 80% coming from international operations. Revenue was 9% lower sequentially, primarily due to the scaling back of operations in Venezuela and project cancellations that impacted Wireline activity internationally. Testing Services revenue and Software Integrated Solutions (SIS) software sales also declined, particularly in Latin America. These declines were partially offset by higher multiclient seismic license sales in the US Gulf of Mexico and transfer fees in the Brazil GeoMarket and the Europe/CIS/Africa Area.

Pretax operating margin of 17% declined 228 basis points (bps) sequentially due to reduced high-margin Wireline and Testing Services activities, particularly in Latin America. These effects, however, were partially offset by improved profitability in WesternGeco on stronger multiclient seismic license sales and transfer fees, although decremental margin remained elevated as the Group maintained longer-term capability and petrotechnical expertise.

Reservoir Characterization Group performance was boosted by a number of integrated services benefits, technology deployments, transformation initiatives, and new contract awards during the quarter.

Offshore Norway, Integrated Services Management (ISM) used a combination of drilling and completions technologies for OMV Norge to drill a horizontal appraisal well in the Barents Sea. Drilling & Measurements GeoSphere* reservoir mapping-while-drilling technology enabled optimum well placement in the reservoir by using deep directional electromagnetic measurements. Drilling efficiency was enhanced using Stinger* conical diamond element and PowerDrive Xceed* ruggedized rotary steerable system while Geoservices Drilling Analyst* services enabled the integration of surface and downhole measurements to optimize the drilling process, mitigate risk, and reduce nonproductive time. M-I SWACO STARGLIDE* lubricant provided enhanced friction reduction while the ENVIROUNIT* offshore slop water treatment system ensured adherence to environmental regulations. In addition, Testing Services OrientXact* tubing-conveyed oriented perforating system minimized perforation damage by providing stability during drawdown and depletion. As a result, the customer benefitted from a 461-m section of the well that delivered high flow rates under minimal drawdown.

Offshore Canada, Schlumberger completed the first phase of an ISM contract for Statoil in the deepwater environment of the Flemish Pass basin. The phase included nine exploration and appraisal wells with a total of 24,000 m drilled over 19 months and incurred no health, safety, or environmental incidents during the 12,000 operational hours. The integration and coordination of a range of Schlumberger technologies improved drilling efficiency, assured wellbore integrity, optimized well placement, and played a significant role in the two discoveries Statoil made during this campaign. One well established a net rate of penetration record of 190.1 m/h while another well that was drilled in a water depth of 2,829 m was the deepest for offshore Canada and Statoil globally. The customer benefitted from ISM by completing the project by the appointed target date, despite weather-related challenges, and included several of the 33 hole sections among their top drilling performances worldwide.

In the United Arab Emirates, Testing Services deployed Muzic* wireless telemetry for Al Hosn Gas during appraisal testing operations in an undeveloped field. Five downhole tests were performed to evaluate gas wells with a high H2S content. The flexible design of Quartet* downhole reservoir testing system technology eliminated the need for multiple runs while wireless transmission and monitoring of downhole pressure facilitated real-time transient analysis to optimize decision-making and provide critical information to determine reservoir properties. In addition, information from Signature* quartz gauges helped assess well performance during stimulation operations and supported downhole and surface sampling decisions.

In the US Gulf of Mexico, Wireline introduced MaxPull30* high-pull wireline conveyance system to complete five descents of logging tools under maximum continuous tension of 20,900 lb in a deepwater well. During one descent, MaxPull30 technology withstood 29,300 lb of tension to free the tools from the borehole wall, which avoided a four-day fishing job that would have cost the customer $3.1 million in rig time. The maximum continuous pull and the single instantaneous pull to free the tools stand as the highest tensions recorded. In the same well, XL-Rock* large-volume rotary sidewall coring service successfully retrieved 91 of the 109 cores attempted.

In China, Wireline Flow Scanner* well production logging technology was used for Technical Service Company of JHOSC Sinopec in the Fuling shale gas project to evaluate multistage hydraulic fracturing operations in a challenging wellbore environment. Conveyance challenges were overcome using Well Services ACTive PS* CT real-time production logging service technology that combines real-time fiber-optic telemetry with advanced wireline production logging tools to deliver greater operational efficiency, enhanced production, and a decreased environmental impact. The customer benefited from accurate data to identify low rates of gas production in a 30-well campaign.

The Schlumberger transformation program enabled WesternGeco to increase its global marine operational reliability through improvements in operations integrity. Since 2013 the nonproductive time rate has decreased 62% through the optimization of job design, planning, and execution. A key contributor to this result was a 68% improvement in marine source reliability during the same period by implementing reliability centered maintenance (RCM) and procedural adherence to standard work instructions (SWI). Through the development of SWI and deployment of the Competency Management System, WesternGeco is targeting improved utilization of its vessel fleet.

In North America, EP Energy Corp awarded SIS the first INTERSECT* high-resolution reservoir simulator in the Cloud contract. The contract is a part of EP Energy’s Model to Design workflow that digitizes the completion process to optimize operations. In addition, EP Energy invested in four additional licenses for Mangrove* engineered stimulation design in the Petrel* E&P software platform.

In the UK, Total E&P UK awarded WesternGeco a contract for a 4D survey in the North Sea Elgin-Franklin field using IsoMetrix* marine isometric seismic technology. The complex 250-km2 project, which is the world’s first commercial IsoMetrix 4D monitor survey, requires simultaneous operations with a second vessel undershooting obstructions to ensure superior imaging in the highly congested field. The survey will monitor changes in the reservoir since the previous WesternGeco survey in 2012.

Drilling Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Jun. 30, 2016	Mar. 31, 2016	Jun. 30, 2015	Sequential	Year-on-year
Revenue	$2,034	$2,493	$3,469	-18%	-41%
Pretax operating income	171	371	672	-54%	-75%
Pretax operating margin	8.4%	14.9%	19.4%	-649 bps	-1,096 bps
Decremental operating margin				44%	35%

Drilling Group revenue of $2.0 billion, of which 81% came from the international markets, declined 18% sequentially. This was mainly the result of a sharp drop in drilling activity from a combination of the spring break-up in Canada, lower rig counts on land in the US and Latin America, and the scaling back of operations in Venezuela. In addition, continued and persistent pricing pressure negatively impacted Drilling & Measurements and M-I SWACO results across all of the Areas.

Pretax operating margin of 8% contracted 649 bps sequentially, leading to higher decrementals as revenue declined on pricing weakness. This effect was exacerbated by lower rig counts in North America and the scaling back of highly accretive operations in Venezuela.

A combination of contract awards, transformation program gains, integrated services benefits, and new technology deployments contributed to Drilling Group performance in the second quarter.

In Norway, Centrica E&P Norway awarded Schlumberger a four-year integrated drilling services framework agreement for all Centrica-operated drilling activities on the Norwegian Continental Shelf. Combining all services into one contract, the framework is based on the operator and service provider’s intent to work together more closely. The contract model, which is largely performance based, includes strong incentives to optimize drilling efficiency and is a win-win for Centrica, its partners, and Schlumberger.

Offshore Brazil, Schlumberger deployed Stinger* conical diamond element technology on a Smith customized drill bit for Petrobras to drill the 12 1⁄4-in interval in a pre-salt well in the Lula field. Stinger technology achieved an average rate of penetration (ROP) of 4.37 m/h—exceeding the best average on an offset well by 22%, saving 22 hours—and drilled the 441-m section in a single run, 42% faster than average to save an additional 41 hours. This performance helped Petrobras set a new performance benchmark in cost per meter for 12 1⁄4-in well sections in the Lula field.

In US land, Bits & Drilling Tools used ONYX 360* rolling polycrystalline diamond compact (PDC) cutter technology to set a new record for Unit Petroleum in the Granite Wash unconventional formation. ONYX 360 technology increased drillbit durability and footage drilled as the entire diamond edge was used to drill the formations while it rotated 360°. This enabled the customer to drill the longest and fastest lateral wellbore in the formation by exceeding the previous record by 62% in lateral length and 27% in rate of penetration.

In Ecuador, Schlumberger used a combination of drilling and completions technologies to drill two wells for ENAP-SIPEC in the Inchi field. Drilling & Measurements PowerDrive* rotary steerable systems and StingBlade* conical diamond element bit technology provided drilling efficiency with remote support from experts working in the Drilling Technology Integration Center. Completions automatic release gun anchor (MAXR) combined with Wireline PowerJet* deep penetrating shaped charges and the PURE* clean perforations system maximized penetration and reduced reservoir damage. As a result, the customer achieved a 278% increase in the wells’ combined production. Also, one well was drilled one-and-half days ahead and the second well four days ahead of the original plan, reducing drilling costs by approximately $1.5 million.

In Russia, Bits & Drilling Tools introduced AxeBlade* ridged diamond element bit technology for GazpromNeft to drill wells in the Tsarichanskoye and Filatovskoye oil and gas condensate fields of the Orenburg region. AxeBlade bit technology features a ridge-shaped geometry that combines the shearing action of a conventional PDC cutter with the crushing action of a tungsten carbide insert cutter. In one well section, AxeBlade technology increased the rate of penetration by 45% compared to the best offset well drilled with a conventional PDC drill bit. In addition, the customer saved rig time by completing the section in three runs rather than the usual five.

In China, Drilling & Measurements used PowerDrive Orbit* rotary steerable system for CNOOC to overcome challenging drilling conditions and save rig time in a 12 1/4-in well section in the Huangyan basin. PowerDrive Orbit technology drilled 2,498 m in a single run, which now stands as a record for the longest single run meterage for this technology in a 12 1/4-in well section, and also established a benchmark for the region. As a result, the customer avoided one additional run, saving $140,000 and 28 hours of rig time.

Offshore Azerbaijan, Bits & Drilling Tools used a combination of technology for BP Azerbaijan to overcome drilling challenges in the Chirag field in the Caspian Sea. The Rhino XS* hydraulically expandable reamer and the M-I SWACO WELL COMMANDER circulating tool enabled complex mud conditioning and wellbore cleanout operations. Rhino XS reamer has a single-piece body that allows for higher tensile and torque-load capacity, while WELL COMMANDER tools enable operators to boost circulation to remove cuttings at strategic points in the drillstring. As a result, the customer saved 48 hours of rig time on an offshore platform.

In Gabon, Drilling & Measurements used PowerDrive Archer* high build rate rotary steerable system for Shell to drill three wells in the Rabi field. These medium, short radius wells were drilled in a single run from the whipstock window to the end of the horizontal drain. The customer benefitted from decreased costs as each sidetracked well was delivered two to six days earlier than planned. In addition, the repositioning of the drains in the reservoir enabled a 20% production increase.

In Russia, the Schlumberger transformation program enabled increases in people productivity through remote operations. Drilling & Measurements implemented an automated notification system that helps identify jobs for remote operations and more efficiently manages crew size via a drilling portal. Since implementing the system, the use of remote operations increased from approximately 50% of jobs in the second quarter of 2015 to 75% of jobs in the first quarter of 2016. In addition, on-site crew size decreased by 6% in 2015 compared to 2014, which reduced exposure to safety and environmental risks while maintaining a high level of service quality.

In Norway, Det norske oljeselskap ASA (Det norske) awarded M-I SWACO a four-year contract to supply specialty chemicals and associated services for the Alvheim and new Ivar Aasen offshore developments. Technical support will be supplied to all of the company’s offshore operations from the Trondheim shore base and Stavanger remote operations center.

Production Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Jun. 30, 2016	Mar. 31, 2016	Jun. 30, 2015	Sequential	Year-on-year
Revenue	$2,099	$2,348	$3,059	-11%	-31%
Pretax operating income	90	208	397	-57%	-77%
Pretax operating margin	4.3%	8.9%	13.0%	-459 bps	-871 bps
Decremental operating margin				48%	32%

Production Group revenue of $2.1 billion decreased 11% sequentially with more than one-half of the revenue decrease attributable to a decline in North America from the Canadian spring break-up and increased pricing pressure. While pressure pumping fracturing stage counts and active fleets increased more than 15% sequentially, an unfavorable revenue mix combined with pricing pressure more than offset the increase in activity volume. North America’s contribution to the Group’s revenue this quarter declined to 25%.

Pretax operating margin of 4% decreased 459 bps sequentially, mainly from lower activity and increasing pricing weakness in pressure pumping services on land in North America. Sequential decremental operating margin expanded as a result of the decision to maintain operational capability in certain locations to defend market share despite lower activity. Robust Schlumberger Production Management projects, from which co-managed production worldwide has now reached around 250,000 bbl/d, continued to contribute to accretive margins for the Group.

Production Group results benefitted from a number of new technology deployments and transformation program initiatives during the quarter.

In Kuwait, Well Services used the HiWAY* flow-channel fracturing technique in six wells in a sandstone reservoir with high shale and silt content in the southeastern part of the country. HiWAY technology increased conductivity while also reducing water and proppant consumption, which translated to a smaller operational footprint as well as simpler logistics. Although the six wells had been treated with conventional stimulation systems that did not induce production after treatment, HiWAY technology helped the customer achieve production flow rates that are three times higher than initial expectations.

In Oman, Completions deployed the first behind-the-casing fiber optic distributed temperature sensing (DTS) technology for PDO in the Marmul field. Currently under enhanced oil recovery using a polymer flood process, the Marmul field benefitted from the combination of DTS and distributed acoustic sensing technology, which provide in-depth measurements used in the analysis of injection and production profiles for polymer flood conformance.

Offshore Brazil, Well Services used CoilFLATE* coiled tubing through-tubing inflatable packer technology for Petrobras during a plug and abandon campaign in the Campos basin. CoilFLATE technology is designed to keep the packer in place, providing a reliable high-pressure seal at large inflation ratios, which can withstand any chemical environment and temperatures up to 375 degF. In addition, ACTive DTS* distributed temperature measurement enabled real-time downhole data acquisition that detected a leak and subsequently avoided three rig days of unnecessary remedial work in order to successfully complete the operation.

In Brazil, Well Services used Invizion RT* real-time well integrity service in a well for Repsol Sinopec Brasil in the ultra-deepwater Campos basin. Invizion RT technology improved cementing operations in the intermediate well section by enabling monitoring, control, and evaluation of cement placement in real time. The ability to eliminate a top-of-liner squeeze job and confirm the top of isolation saved the customer more than 12 hours of rig time.

Offshore Angola, Well Services used a combination of technologies for Total Exploration & Production on the Kaombo project. Deepwater wells present challenges to isolate intermediate water-bearing and hydrocarbon-bearing zones with narrow pore pressure differentials and fracture gradients. Losseal Microfracture* lost circulation technology combined with the MUDPUSH* spacer family provided optimal mud removal and saved rig time during cementing operations.

In US land, Well Services used LiteCRETE* lightweight cement slurry to isolate a customer’s newly designed production casing with cement to surface in a Lea County, New Mexico well. LiteCRETE technology has exceptional compressive strength and permeability when set and provides excellent perforation quality without reducing cement integrity. By eliminating one casing string of what is generally a three-string approach, the customer saved approximately $500,000.

In North America, the Schlumberger transformation program enabled improvements in reliability and service delivery for Well Services operations. Implementing RCM for blenders and hydraulic fracturing pumps along with a comprehensive staff training program saved approximately $9 million over a nine-month period and also reduced blender-related nonproductive time by 64%. The use of predictive analytics has enabled Regional Support Centers to predict equipment issues for fracturing pump power-end components since September 2015 which, combined with other measures, has saved nearly $8 million in materials and supplies. Furthermore, the application of predictive analytics to field data from 2014 enabled the development of a Pump Asset Care Program that uses RCM and, once fully implemented, we expect this to increase asset availability by 8% and accumulate a total savings of $30 million over a three-year period.

Cameron Group

			(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Jun. 30, 2016	Mar. 31, 2016*	Jun. 30, 2015*	Sequential	Year-on-year
Revenue	$1,536	$1,628	$2,236	-6%	-31%
Pretax operating income	243	236	328	3%	-26%
Pretax operating margin	15.8%	14.5%	14.7%	130 bps	113 bps
Decremental operating margin				NA	12%

*	First-quarter 2016 and second-quarter 2015 are presented on a pro forma basis for comparative purposes.

Cameron Group reported revenue of $1.5 billion and pretax operating margin of 16%. Revenue, of which 62% came from international markets, was impacted by a declining project backlog as well as a further slowdown in activity on land in the US that mainly affected the short-cycle businesses of the Valves & Measurement and Surface product lines.

Pretax operating margin of 16% improved sequentially on a pro forma basis despite the market downturn. This was driven by strong project execution from OneSubsea, Drilling, and Process Systems product lines.

New contract awards and project startups impacted the performance of the Cameron Group. These included a number of additional successes for OneSubsea, a Schlumberger company.

Woodside Energy Ltd. awarded OneSubsea an engineering, procurement, integration, and construction (EPIC) contract totaling approximately $300 million for the Greater Enfield Project offshore Australia. The contract includes six horizontal SpoolTree* subsea trees; six horizontal trees for the water injection system; six multiphase meters; a high-boost dual pump station with high-voltage motors, umbilical, topside, subsea controls and distribution; intervention and workover control systems; landing string; and installation and commissioning services.

In Egypt, Belayim Petroleum Company (Petrobel) awarded an EPIC contract totaling more than $170 million to OneSubsea for the supply of a subsea production system for the first stage of the Zohr gas field located in the Shorouk Concession offshore Egypt. The award follows an accelerated front-end engineering and design (FEED) study by OneSubsea in which a multidisciplinary team collaborated with Eni and Petrobel to develop the subsea equipment architecture for this high gas volume field with the world’s second longest step-out of more than 150 km. The scope of the contract includes six horizontal SpoolTree* subsea trees, intervention and workover control systems, landing string, tie-in, high-integrity pressure protection system, topside and subsea controls and distribution enabled by fiber-optic communications technology, water detection and salinity monitoring using the AquaWatcher* water analysis sensor, and installation and commissioning services.

BP Exploration (Delta) Ltd. and partner Deutsche Erdoel AG awarded OneSubsea a contract to supply subsea production systems for the West Nile Delta Giza/Fayoum and Raven fields offshore Egypt. Giza/Fayoum will be tied back to modified onshore Rosetta facilities and integrated with a new onshore plant for Raven. Supply for the long-distance gas fields includes large-bore subsea trees, manifold systems incorporating high-integrity pressure protection systems, connection systems, and controls systems along with project engineering, management, and testing.

In the US Gulf of Mexico, OneSubsea successfully executed the commissioning and startup of subsea boosting systems installed in ultradeep waters. By reducing the back-pressure on the reservoir, the subsea boosting pump technology has the potential to improve the recovery factor by 10% to 30%, which translates to between 50 and 150 million barrels of additional oil recovery.

Financial Tables

Condensed Consolidated Statement of Income

		(Stated in millions, except per share amounts)
	Second Quarter		Six Months
Periods Ended June 30,	2016	2015	2016	2015

Revenue	$7,164	$9,010	$13,684	$19,258
Interest and other income	54	47	98	96
Expenses
Cost of revenue	6,315	7,136	11,774	15,231
Research & engineering	257	279	497	546
General & administrative	103	120	213	239
Impairments & other (1)	2,573	—	2,573	439
Merger & integration (1)	335	—	335	—
Interest	149	86	282	169

Income (loss) before taxes	$(2,514)	$1,436	$(1,892)	$2,730
Taxes on income (loss) (1)	(368)	302	(269)	608

Net income (loss)	$(2,146)	$1,134	$(1,623)	$2,122
Net income attributable to noncontrolling interests	14	10	36	23

Net income (loss) attributable to Schlumberger (1)	$(2,160)	$1,124	$(1,659)	$2,099

Diluted earnings (loss) per share of Schlumberger (1)	$(1.56)	$0.88	$(1.26)	$1.64

Average shares outstanding	1,389	1,269	1,321	1,273
Average shares outstanding assuming dilution	1,389	1,280	1,321	1,282

Depreciation & amortization included in expenses (2)	$1,113	$1,047	$2,080	$2,089

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
Assets	Jun. 30, 2016	Dec. 31, 2015
Current Assets
Cash and short-term investments	$11,192	$13,034
Receivables	9,374	8,780
Other current assets	6,629	5,098

	27,195	26,912
Fixed income investments, held to maturity	386	418
Fixed assets	13,226	13,415
Multiclient seismic data	976	1,026
Goodwill	24,603	15,605
Intangible assets	9,921	4,569
Other assets	4,864	6,060

	$81,171	$68,005

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,494	$7,727
Estimated liability for taxes on income	1,043	1,203
Short-term borrowings and current portion of long-term debt	3,371	4,557
Dividends payable	701	634

	14,609	14,121
Long-term debt	18,252	14,442
Deferred taxes	2,631	1,075
Postretirement benefits	1,341	1,434
Other liabilities	1,359	1,028

	38,192	32,100
Equity	42,979	35,905

	$81,171	$68,005

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful supplemental information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the Company and that it is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the Company for future growth or to return to our shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures.

Net Debt and free cash flow are non-GAAP financial measures that should be considered in addition to, not as substitute for, or superior to, total debt or cash flow from operations.

Details of changes in Net Debt follow:

		(Stated in millions)
Periods Ended June 30,	Six Months 2016	Second Quarter 2016	Six Months 2015
Net income (loss) before noncontrolling interests	$(1,623)	$(2,146)	$2,122
Impairment and other charges, net of tax	2,476	2,476	383

Net income before noncontrolling interest, excluding charges & credits	853	330	2,505
Depreciation and amortization (1)	2,080	1,113	2,089
Pension and other postretirement benefits expense	92	32	217
Stock-based compensation expense	145	84	167
Pension and other postretirement benefits funding	(83)	(38)	(214)
Change in working capital	(250)	213	(837)
Other	5	(102)	157

Cash flow from operations (2)	2,842	1,632	4,084

Capital expenditures	(998)	(449)	(1,193)
SPM investments	(729)	(132)	(222)
Multiclient seismic data capitalized	(333)	(166)	(221)

Free cash flow	782	885	2,448

Stock repurchase program	(506)	(31)	(1,239)
Dividends paid	(1,255)	(626)	(1,151)
Proceeds from employee stock plans	195	32	256

	(784)	260	314

Business acquisitions and investments, net of cash acquired plus debt assumed	(3,790)	(3,709)	(206)
Discontinued operations - settlement with US Department of Justice	—	—	(233)
Other	76	58	(86)

Increase in Net Debt	(4,498)	(3,391)	(211)
Net Debt, beginning of period	(5,547)	(6,654)	(5,387)

Net Debt, end of period	$(10,045)	$(10,045)	$(5,598)

Components of Net Debt	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Jun. 30, 2015
Cash and short-term investments	$11,192	$14,432	$13,034	$7,274
Fixed income investments, held to maturity	386	401	418	469
Short-term borrowings and current portion of long-term debt	(3,371)	(4,254)	(4,557)	(4,231)
Long-term debt	(18,252)	(17,233)	(14,442)	(9,110)

	$(10,045)	$(6,654)	$(5,547)	$(5,598)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	Includes severance payments of approximately $545 million and $455 million during the six months ended June 30, 2016 and 2015, respectively, and $285 million during the second quarter of 2016. Also includes approximately $100 million of one-off transaction-related payments associated with the acquisition of Cameron.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this second-quarter 2016 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; net income before noncontrolling interests, excluding charges & credits; and effective tax, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

		(Stated in millions, except per share amounts)
	Second Quarter 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income, excluding charges & credits	$394	$64	$14	$316	$0.23

Fixed asset impairments	(1,058)	(177)	—	(881)
Workforce reduction	(646)	(63)	—	(583)
Inventory write-downs	(616)	(49)	—	(567)
Multiclient seismic data impairment	(198)	(62)	—	(136)
Other restructuring charges	(55)	—	—	(55)
Amortization of purchase accounting inventory fair value adjustment	(150)	(45)	—	(105)
Merger-related employee benefits and professional fees	(92)	(17)	—	(75)
Other merger and integration-related	(93)	(19)	—	(74)

Schlumberger net loss (GAAP basis)	$(2,514)	$(368)	$14	$(2,160)	$(1.56)

		(Stated in millions, except per share amounts)
	Six Months 2016
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income, excluding charges & credits	$1,015	$162	$36	$817	$0.62

Fixed asset impairments	(1,058)	(177)	—	(881)
Workforce reduction	(646)	(63)	—	(583)
Inventory write-downs	(616)	(49)	—	(567)
Multiclient seismic data impairment	(198)	(62)	—	(136)
Other restructuring charges	(55)	—	—	(55)
Amortization of purchase accounting inventory fair value adjustment	(150)	(45)	—	(105)
Merger-related employee benefits and professional fees	(92)	(17)	—	(75)
Other merger and integration-related	(93)	(19)	—	(74)

Schlumberger net loss (GAAP basis)	$(1,893)	$(270)	$36	$(1,659)	$(1.26)

	Six Months 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger net income, excluding charges & credits	$3,169	$664	$23	$2,482	$1.94

Workforce reduction	(390)	(56)	—	(334)
Currency devaluation loss in Venezuela	(49)	—	—	(49)

Schlumberger net income (GAAP basis)	$2,730	$608	$23	$2,099	$1.64

There were no charges or credits during the first quarter of 2016 and the second quarter of 2015.

Product Groups

					(Stated in millions)
	Three Months Ended
	Jun. 30, 2016		Mar. 31, 2016		Jun. 30, 2015
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,593	$266	$1,747	$331	$2,510	$655
Drilling	2,034	171	2,493	371	3,469	672
Production	2,099	90	2,348	208	3,059	397
Cameron	1,536	243	—	—	—	—
Eliminations & other	(98)	(23)	(68)	(9)	(28)	(16)

Pretax operating income		747		901		1,708
Corporate & other		(241)		(172)		(199)
Interest income(1)		24		13		6
Interest expense(1)		(136)		(120)		(79)
Charges & credits		(2,908)		—		—

	$7,164	$(2,514)	$6,520	$622	$9,010	$1,436

(Stated in millions)
	Six Months Ended
	Jun. 30, 2016		Jun. 30, 2015
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$3,339	$597	$5,165	$1,327
Drilling	4,527	542	7,391	1,450
Production	4,447	298	6,764	941
Cameron	1,536	243	—	—
Eliminations & other	(165)	(32)	(62)	(17)

Pretax operating income		1,648		3,701
Corporate & other		(413)		(390)
Interest income(1)		37		14
Interest expense(1)		(256)		(156)
Charges & credits		(2,908)		(439)

	$13,684	$(1,892)	$19,258	$2,730

(1)	Excludes interest included in the Product Group’s results.

Supplemental Information

1)	What is the definition of decremental operating margin?

Decremental operating margin is equal to the ratio of the change in pretax operating income over the change in revenue.

2)	What was the cash flow from operations for the second quarter of 2016?

Cash flow from operations was $1.6 billion for the second quarter of 2016 and included approximately $285 million of severance payments and $100 million of one-off transaction-related payments associated with the acquisition of Cameron during the quarter.

3)	What was the cash flow from operations for the first half of 2016?

Cash flow from operations was $2.8 billion for the first half of 2016 and included approximately $545 million of severance payments and $100 million of one-off transaction-related payments associated with the acquisition of Cameron during the quarter.

4)	What was the free cash flow as a percentage of net income before noncontrolling interests and charges and credits, for the second quarter of 2016?

Free cash flow, which was $855 million and included approximately $285 million of severance payments, $100 million of one-off transaction-related payments, $449 million of capex, $132 million of SPM investments, and $166 million of multiclient seismic data, as a percentage of net income before noncontrolling interests and charges and credits was 268% for the second quarter of 2016.

5)	What was the free cash flow as a percentage of net income before noncontrolling interests and charges and credits, for the first half of 2016?

Free cash flow, which was $782 million and included approximately $545 million of severance payments, $100 million of one-off transaction-related payments, $998 million of capex, $729 million of SPM investments, and $333 million of multiclient seismic data, as a percentage of net income before noncontrolling interests and charges and credits was 92% for the first half of 2016.

6)	What is the capex guidance for the full year 2016?

Capex (excluding multiclient and SPM investments) is expected to be $2.2 billion for 2016, including three quarters of capex for the acquired Cameron businesses.

7)	What was included in “Interest and other income” for the second quarter of 2016?

“Interest and other income” for the second quarter of 2016 was $54 million. This amount consisted of earnings of equity method investments of $24 million and interest income of $30 million.

8)	How did interest income and interest expense change during the second quarter of 2016?

Interest income of $30 million increased $11 million sequentially. Interest expense of $149 million increased $16 million sequentially.

9)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets (including intangible asset amortization expense resulting from the acquisition of Cameron), certain centrally managed initiatives and other nonoperating items.

10)	What was the effective tax rate (ETR) for the second quarter of 2016?

The ETR for the second quarter of 2016 calculated in accordance with GAAP was 14.6% as compared to 15.9% for the first quarter of 2016.

The ETR for the second quarter of 2016, excluding charges and credits, was 16.2% as compared to 15.9% for the first quarter of 2016.

11)	How many shares of common stock were outstanding as of June 30, 2016 and how did this change from the end of the previous quarter?

There were 1.391 billion shares of common stock outstanding as of June 30, 2016. The following table shows the change in the number of shares outstanding from March 31, 2016 to June 30, 2016.

(Stated in millions)
Shares outstanding at March 31, 2016	1,252
Acquisition of Cameron	138
Shares sold to optionees, less shares exchanged	1
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	—
Stock repurchase program	—

Shares outstanding at June 30, 2016	1,391

12)	What was the weighted average number of shares outstanding during the second quarter of 2016 and first quarter of 2016 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding during the second quarter of 2016 and first quarter of 2016 was 1.389 billion and 1.254 billion, respectively.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	Second Quarter 2016	First Quarter 2016
Weighted average shares outstanding	1,389	1,254
Assumed exercise of stock options	3	1
Unvested restricted stock	5	4

Average shares outstanding, assuming dilution	1,397	1,259

13)	What were multiclient sales in the second quarter of 2016?

Multiclient sales, including transfer fees, were $145 million in the second quarter of 2016 and $77 million in the first quarter of 2016.

14)	What was the WesternGeco backlog at the end of the second quarter of 2016?

WesternGeco backlog, which is based on signed contracts with customers, was $865 million at the end of the second quarter of 2016. It was $966 million at the end of the first quarter of 2016.

15)	What were the orders and backlog for Cameron’s Subsea and Drilling segments?

Subsea and Drilling orders and backlog were as follows:

		(Stated in millions)
	Second Quarter 2016	First Quarter 2016
Orders
Subsea	$315	$305
Drilling	$166	$150

Backlog (at the end of period)
Subsea	$2,642	$2,870
Drilling	$1,050	$1,308

16)	What do the various charges Schlumberger recorded during the second quarter of 2016 relate to?

Asset impairment charges:

As a result of the persistent unfavorable oil and gas industry market conditions that have continued to deteriorate and their impact on the activity outlook, Schlumberger determined that carrying values of certain assets were no longer recoverable, which resulted in the following $1.9 billion of pretax asset impairment charges during the second quarter:

•	$1.058 billion of fixed asset impairments primarily relating to underutilized equipment and facilities.

•	$616 million to write-down the carrying value of certain inventory.

•	$198 million of multiclient seismic data impairment.

•	$55 million of other restructuring charges.

Schlumberger does not expect to incur any significant cash expenditures as a result of these asset impairment charges.

Workforce reduction:

As a result of the weakness in activity that we expect to persist through 2016, Schlumberger decided to further reduce its headcount. As a result, Schlumberger recorded a $646 million pretax charge during the second quarter associated with these headcount reductions.

Merger and integration charges relating to the Cameron acquisition:

In connection with Schlumberger’s acquisition of Cameron, Schlumberger recorded $335 million of pretax charges consisting of $150 million relating to the non-cash amortization of purchase accounting adjustments associated with the write-up of acquired inventory to its estimated fair value; $92 million of merger-related employee-related benefits and professional fees; and $93 million of other merger and integration related charges.

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $35.47 billion in 2015. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, July 22, 2016. The call is scheduled to begin at 7:00 a.m. (US Central Time), 8:00 a.m. (Eastern Time) and 1:00 p.m. (London time). To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until August 22, 2016 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside of North America, and providing the access code 392686.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site until September 30, 2016.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This second-quarter 2016 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its Groups and segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the anticipated benefits of the Cameron transaction; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; demand for our integrated services and new technologies; our future cash flows; the success of our transformation efforts; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the inability to integrate the Cameron business and to realize expected synergies; the inability to retain key employees; and other risks and uncertainties detailed in this second-quarter 2016 earnings release and our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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